Exhibit 5.1

February 27, 2009

Acacia Research Corporation
500 Newport Center Drive, 7th Floor
Newport Beach, California 92660

Re:           Acacia Research Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Acacia Research Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), reserved for issuance under the Company’s 2002 Acacia Technologies Stock Incentive Plan (the “2002 Plan”) and an additional 617,700 shares of Common Stock reserved for issuance under the Company’s 2007 Acacia Technologies Stock Incentive Plan (the “2007 Plan”).  In accordance with General Instruction E to Form S-8, the number of shares of Common Stock to be registered as set forth above represents the number of additional shares that are issuable pursuant to the 2002 Plan and the 2007 Plan.

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

Based on the foregoing, it is our opinion that the additional 500,000 shares of Common Stock to be issued under the 2002 Plan, and the additional 617,700 shares of Common Stock to be issued under the 2007 Plan, against full payment in accordance with the respective terms and conditions of the 2002 Plan and the 2007 Plan will be legally and validly issued, fully-paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth